Exhibit 99.1

FOR IMMEDIATE RELEASE

Inge G. Thulin Elected 3M President and CEO; Succeeds Sir George W. Buckley

ST. PAUL, Minn. – Feb. 8, 2012—3M (NYSE: MMM) announced today that Inge G. Thulin is elected president and CEO, effective Feb. 24. He succeeds Sir George W. Buckley, chairman, president and CEO, who will retire on June 1.

Thulin immediately becomes a member of 3M’s Board of Directors and Buckley remains chairman of the board until the Annual Meeting of Stockholders on May 8, at which time the board intends to elect Thulin to the position of chairman.

Speaking for the 3M Board, Vance D. Coffman, lead director said, “Inge is a proven leader with a terrific blend of strategic, business and analytical skills, and an excellent record of delivering both sales growth and operational efficiency in a wide range of global businesses. His strengths will serve 3M well and ensure that the company remains on a strong growth track driven by innovation for many years to come.”

Thulin, 58, has served as chief operating officer since May 2011, with responsibility for 3M’s six business segments and International Operations. Prior to that, he was executive vice president of International Operations. Under his leadership, international sales grew to nearly $20 billion and today represent two-thirds of 3M’s sales. Thulin also has held numerous leadership positions in Asia Pacific, Europe and Middle East and across multiple businesses.

Thulin holds degrees in Marketing and Economics from Gothenburg University. He currently serves on the Board of Directors of The Toro Company.

Buckley was appointed 3M’s chairman, president and CEO in Dec. 2005. He led the company’s successful effort to reinvigorate growth and innovation, which culminated in an all-time high $30 billion in sales in 2011, with new product sales now comprising nearly one-third of total sales.

“We thank George for his exemplary leadership over the last six years,” said Coffman. “He achieved tremendous results for the company and navigated 3M successfully through one of the toughest economic times in recent history.”

About 3M

3M captures the spark of new ideas and transforms them into thousands of ingenious products. Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better. 3M is the innovation company that never stops inventing. With $30 billion in sales, 3M employs 84,000 people worldwide and has operations in more than 65 countries. For more information, visit www.3M.com or follow @3MNews on Twitter.

Media Contact:	Jacqueline Berry	Investor	Matt Ginter
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Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000